Exhibit 10(c)

[TENET HEALTHCARE CORPORATION LETTERHEAD]

September 6, 2012

[Home Address Omitted]

Dear Dan:

I am pleased to offer you the position of Chief Financial Officer with Tenet Healthcare Corporation (herein referred to as “Tenet”) located in Dallas, Texas.  This position will be reporting to Trevor Fetter, President and Chief Executive Officer.  The following are the terms and conditions.

1.                                      Compensation and Benefits: You will be entitled to compensation and benefits as follows:

A.                                    Base Compensation: With an effective date of September 6, 2012, your base compensation will be increased to an annual exempt rate of $475,000.00, payable bi-weekly.

B.                                    Benefits: You will continue to be eligible to receive all standard employee benefits in accordance with Tenet plans.

C.                                    Annual Incentive Plan:  You will continue to be eligible to participate in Tenet’s Annual Incentive Plan (AIP) according to the terms of the Plan.  For the period you served as Senior Vice President, Chief Accounting Officer your target AIP was 45% of your base salary.  Upon your promotion to Chief Financial Officer your target award will be 85% of your base salary as measured by Tenet’s AIP scorecard.  Participation in the AIP does not guarantee that an award will be made.

D.                                    Manager’s Plan: You will continue to be eligible to participate in the company’s paid time off plan (the “MTO Plan”) according to your tenure with the company.

E.                                     Long Term Incentives:  You will continue to be eligible for future long-term incentives, as approved annually by the Compensation Committee of the Board of Directors.  In conjunction with your promotion, you will be granted 150,000 non-qualified Stock Options and 150,000 Restricted Stock Units which will be issued on September 28, 2012.

F.                                      Supplemental Executive Retirement Plan:  You continue to be eligible to participate in the Supplemental Executive Retirement Plan.

G.                                    Executive Severance Plan:  This position will continue to be eligible to participate in the Executive Severance Plan which provides you with a cash severance benefit of 2.5x your base salary plus target bonus in the event of an involuntary termination without cause.  If the qualifying termination occurs with a change-in-control, the cash severance benefit is 3x base salary plus target bonus.

Except as discussed herein, you and Tenet agree that all other provisions of your initial offer letter with Tenet Healthsystem Medical, Inc. remain in full force and effect.

If you accept this offer, please sign and date the original of this letter and return it me by September 12th.  A copy of this letter is enclosed for your records. Thank you.

Sincerely,

/s/ Cathy Fraser

Cathy Fraser
Senior Vice President, Human Resources

Acknowledged and accepted:

/s/ Daniel J. Cancelmi	Date:	9/6/12
Signature

encl.

cc:                                Trevor Fetter, President and Chief Executive Officer

Paul Slavin, VP Executive and Corporate HR Services